OFFER TO PURCHASE FOR CASH
                               BY
                       SEDONA CORPORATION

       ALL OF THE ISSUED AND OUTSTANDING SHARES OF SERIES E
    CONVERTIBLE PREFERRED STOCK AND  ONE-THIRD OF THE RELATED
             $2.25 WARRANTS TO ACQUIRE COMMON STOCK
                 AND ONE-THIRD OF THE RELATED
             $4.00 WARRANTS TO ACQUIRE COMMON STOCK
                    _________________________

    THE OFFER TO PURCHASE AND YOUR WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN STANDARD TIME ON WEDNESDAY, SEPTEMBER 15,
1999, UNLESS THE OFFER TO PURCHASE IS EXTENDED
                    _________________________

                         AUGUST 18, 1999


                 SUMMARY OF THE OFFER TO PURCHASE

     Sedona Corporation, a Pennsylvania corporation (the "Company"), is offering to purchase from the holders ("Holders") of the Company's Series E Convertible Preferred Stock, $1,000 par value per share (the "Series E Stock"), a package consisting of all of the issued and outstanding shares of Series E Stock, along with (i) one-third of the associated warrants to acquire shares of Company common stock, $.001 par value per share (the "Common Stock") at an exercise price of $2.25 per share (the "2.25 Warrants"), and (ii) one-third of the associated warrants to acquire shares of Common Stock at an exercise price of $4.00 per share (the "4.00 Warrants" and, together with the 2.25 Warrants, the "Warrants"). Holders who desire to tender their shares of Series E Stock pursuant to this Offer to Purchase must tender all of their Series E Stock and also must tender one-third of their 2.25 Warrants and one-third of their 4.00 Warrants. The package consisting of all of a Holder's Series E Stock plus one-third of the Holder's 2.25 Warrants and one-third of the Holder's 4.00 Warrants is hereinafter referred to as the "Securities Package."

     The purchase price offered with respect to each Securities Package (the "Repurchase Price"), shall be determined by reference to the number of shares of Series E Stock contained in each Securities Package and shall be equal to 110% of the principal amount of each share of Series E Stock contained in the Securities Package, along with all dividends which have accrued through the date of closing of the Offer to Purchase on the shares of Series E Stock in the Securities Package. The Repurchase Price shall be paid to all tendering Holders in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer to Purchase").

     The Offer to Purchase is not conditioned upon any minimum number of Securities Packages being tendered. The Offer to Purchase expires at 5:00 P.M., Wednesday, September 15, 1999 unless extended or terminated (the "Expiration Date").

     All Securities Packages properly tendered and not withdrawn prior to the expiration of the Offer to Purchase will be purchased at the Repurchase Price, upon the terms and subject to the conditions of the Offer to Purchase. As of the date of the Offer to Purchase, there were 1,847.18 shares of Series E Stock issued and outstanding, 1,132,846 2.25 Warrants outstanding and 1,019,561 4.00 Warrants outstanding. Through its offer to purchase the Securities Packages, the Company is offering to purchase 100% of the Series E Stock which is issued and outstanding and one-third of the outstanding 2.25 Warrants and 4.00 Warrants. There is currently no public trading market for the Securities Packages or the components thereof. The Repurchase Price has been determined by the Company based upon the value of the Securities Packages as negotiated and agreed to by the Company and representatives of the holders of the Securities Packages.

     Any Holder desiring to tender his or her Securities Packages should complete and sign the Letter of Transmittal in accordance with the instructions contained therein and mail or otherwise deliver the Letter of Transmittal, stock and warrant certificates representing the Securities Packages to be tendered, and any other documents required by the Letter of Transmittal to Sedona Corporation, 649 North Lewis Road, 2nd
Floor, Limerick, Pennsylvania 19468, Attention:   William K.
Williams, Chief Financial Officer. Any questions regarding the Offer to Purchase or requests for assistance or additional copies of the Letter of Transmittal may be directed to William
K. Williams at the same address.

                    _________________________

     THIS OFFER TO PURCHASE IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER TO PURCHASE WOULD NOT COMPLY WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. WHILE THE COMPANY IS UNAWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER TO PURCHASE OR THE TENDER OF SECURITIES PACKAGES BY HOLDERS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, THE COMPANY RESERVES THE RIGHT TO EXCLUDE HOLDERS IN ANY JURISDICTION IN WHICH IT IS ASSERTED THAT THE OFFER TO PURCHASE CANNOT BE LAWFULLY MADE.

     NO ADDITIONAL SOLICITING MATERIAL IS BEING EMPLOYED BY
THE COMPANY IN CONNECTION WITH THE OFFER TO PURCHASE.  ANY
DISTRIBUTION OR REPRODUCTION OF THIS OFFER TO PURCHASE, IN
WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS,
EXCEPT TO YOUR ADVISORS, IS PROHIBITED.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE BOARD OF DIRECTORS AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING PURSUANT TO THIS OFFER TO PURCHASE. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER TO PURCHASE OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE BOARD OF DIRECTORS.

           TERMS AND CONDITIONS OF THE OFFER TO PURCHASE

The Offer

     The Company is offering to purchase each Securities Package at the price of 110% of the principal amount of each share of Series E Stock contained in each Securities Package, along with all dividends which have accrued to date on the
shares of Series E Stock in each Securities Package.   The
Securities Packages that the Company is offering to repurchase hereby represent 100% of the issued and outstanding Series E Stock and one-third of the outstanding 2.25 Warrants and 4.00 Warrants.

Purpose of the Offer

     The Company is making the Offer to Purchase at this time because:

          The Offer to Purchase will reduce or eliminate dividend arrearages (which currently aggregate approximately $179,066) on the Series E Stock.

          The Offer to Purchase allows the Holders to gain liquidity on their investment in the Company at a premium to the current value of the Series E Stock.

     The Offer to Purchase will allow Holders to realize a return on their initial investment in the Company on a portion of their holdings. Though the Common Stock (which underlies the Series E Stock and into which the Warrants are convertible), is traded on the Nasdaq SmallCap market, there is no active trading market for the Series E Stock and/or the Warrants (and the Company does not expect one to develop in the foreseeable future). As a result, the Offer to Purchase provides Holders with an opportunity to sell part of their equity holdings that might not otherwise be available.

     Though the Offer to Purchase has been approved by the Company's Board of Directors, neither the Company nor its Board of Directors is making any recommendation as to whether any current Holder should tender any Securities Packages pursuant to the Offer to Purchase. Each Holder must make his or her own decision whether to tender Securities Packages.

     Number of Securities Packages Which May Be Tendered
Upon the terms and subject to the conditions of the Offer to Purchase, the Company will accept for payment and will purchase all of the Securities Packages which are properly tendered (and are not withdrawn) prior to the Expiration Date.

     Though Holders are under no obligation to tender
Securities Packages pursuant to this Offer to Purchase, in the event that a Holder desires to tender a Securities Package, such Holder must tender all of such Holder's Series E Stock and one-third of such Holder's 2.25 Warrants and 4.00
Warrants.

     Although it has no current plans to do so, in the future the Company may purchase additional shares of its equity (whether Common Stock, other series and classes of its preferred stock and/or warrants) in private transactions, through tender offers, on the open market (with respect to the Common Stock), or otherwise. Such purchases would be subject to applicable laws and regulations and may be on the same terms or on terms which are more or less favorable to shareholders than the terms of this Offer to Purchase.

Expiration Date; Extension of Tender Period

     The Offer to Purchase expires on the Expiration Date which is at 5:00 P.M., Wednesday, September 15, 1999.

     The Company reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer to Purchase is open by making a public announcement thereof. During any such extension, all Securities Packages previously tendered will remain subject to the Offer to Purchase, except to the extent that such Securities Packages may be withdrawn as set forth below in "Withdrawal Rights." There is no assurance whatsoever that the Company will exercise its right to extend the Offer to Purchase.

Amendment

     The Company reserves the right, in its sole discretion, to amend or modify any term or terms of the Offer to Purchase, including the number of Securities Packages subject to the Offer to Purchase and the Repurchase Price. In the event of any amendment or modification to the Offer to Purchase, the Company will give Holders such notice and extend the Expiration Date as required by applicable law.

Procedure for Tendering Securities Packages

     For Securities Packages to be properly tendered pursuant to the Offer to Purchase, tendering Holders must cause the following to be delivered to the Company before the Expiration
Date:

          Certificates for the shares of Series E Stock being tendered.

          Warrant certificates for the Warrants being tendered.

          A properly completed and duly-executed Letter of Transmittal.

          Other documents required by the Letter of Transmittal.

     Such documents should be delivered to:

                 Sedona Corporation
                 649 North Lewis Road, 2nd Floor
                 Limerick, Pennsylvania 19468
                 Attn: William K. Williams
                 Facsimile: 610-495-3092

     The method of delivery of all documents, including stock and warrant certificates, the Letter of Transmittal and any other required documents is at the election and risk of the tendering Holder. If delivery is by mail, registered mail with return receipt requested and proper insurance is recommended.

     Based on a review of its records, the Company believes that most of its current Holders hold only one certificate representing all of the shares of Series E Stock owned by each Holder and one warrant certificate for each of the 2.25 Warrants and the 4.00 Warrants. A Holder delivering a certificate representing more warrants than such Holder desires to tender should deliver such certificate along with a specific indication of the number of warrants being tendered. The Letter of Transmittal provides for the required indication of the number of warrants to which the tender applies. After completion of the Offer to Purchase, the Company will deliver a new warrant certificate to each tendering Holder representing the balance of the Warrants held by such Holder.

Determination of Validity; Waiver of Defects

     All questions as to the number of Securities Packages to be accepted and the validity, form, eligibility and acceptance for payment of any tender of Securities Packages pursuant to the Offer to Purchase will be determined by the Company, in its sole discretion, and such determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer to Purchase and any defect or irregularity in the tender of any particular Securities Packages. No tender of Securities Packages pursuant to the Offer to Purchase will be deemed properly made until all defects or irregularities have been cured or waived. The Company is not obligated to give notice of any defects or irregularities in tenders and will not incur any liability for failure to give such notice.

Withdrawal Rights

     Securities Packages tendered pursuant to the Offer to Purchase may be withdrawn at any time prior to the Expiration
Date; thereafter such tenders are irrevocable.

     For a withdrawal to be effective, the Company must receive a written, telegraphic or facsimile transmission notice of withdrawal at the address or facsimile number set forth above in "Procedure for Tendering Securities Packages." Any notice of withdrawal must specify the name of the person having tendered the Securities Package and now seeking to withdraw. If certificates have been delivered to the Company, then prior to the release of such certificates, the tendering Holder seeking to withdraw must also submit the serial numbers shown on the particular certificate(s) evidencing such shares of Series E Stock and the Warrants.

     All questions as to the form and validity of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties. The Company is not obligated to give notice of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give such notice.

     A withdrawal of a tender may not be rescinded, and a Securities Package withdrawn shall thereafter be deemed not to be validly tendered for purposes of the Offer to Purchase. Withdrawn Securities Packages may be re-tendered, however, prior to the Expiration Date by following the procedures set forth above in "Procedure for Tendering Securities Packages."
Acceptance of Securities Packages and Payment       Upon the
terms and subject to the conditions of the Offer to Purchase, as soon as practicable after the Expiration Date, the Company will purchase and pay the aggregate Repurchase Price for all of the Securities Packages that are properly tendered and not withdrawn.

     Payment for Securities Packages purchased pursuant to the Offer to Purchase will be made by check from the Company to each tendering Holder. Such payment will be made by the Company only to the registered holder of the Securities Packages that are tendered. The Company will pay any stock transfer taxes with respect to the transfer and sale of Securities Packages by Holders to the Company pursuant to the Offer to Purchase. Each tendering Holder will be responsible for all other taxes with respect to the sale of such Holder's Securities Packages to the Company. See "Federal Income Tax Considerations for Tendering Holders."

     The Series E Stock component of the Securities Packages acquired by the Company pursuant to the Offer to Purchase will be deemed to be issued but not outstanding shares and will be available for the Company to re-issue without further action of the Holders. Shares of Series E Stock could be issued for purposes such as the acquisition of other businesses or assets, the raising of additional capital to fund the Company's business, the distribution of stock dividends, and the implementation of employee benefit plans. The Warrants component of the Securities Packages acquired by the Company pursuant to the Offer to Purchase will be canceled.

Determination of Repurchase Price

     The Repurchase Price was determined by the Company after negotiations with representatives of holders of the Series E Stock and the Warrants. The Repurchase Price represents a repayment of the principal amount of the Series E Stock, along with all dividends which have accrued to date, plus a premium of 10% of the principal amount which is designed to compensate the Holders for the Warrant component of the Securities Package as well as to provide incentive to the Holders to tender the Securities Packages.

     It should be noted that there is not necessarily a strict correlation between the number of shares of Series E Stock and the number of Warrants held by each Holder and, as a result, each Securities Package may contain a slightly different ratio of shares of Series E Stock to Warrants. Since the Repurchase Price is calculated by reference to the number of shares of Series E Stock in each Securities Package, it is possible that there may be variances such that Holders of a Securities Package containing an equal number of shares of Series E Stock will receive the same aggregate Repurchase Price even though the Warrant component of the particular Securities Packages may differ.

Conditions to Completion of the Offer to Purchase

     Notwithstanding any other provision of the Offer to Purchase, the Company will not be required to accept for payment, or pay for, any Securities Packages, and may terminate or amend the Offer to Purchase or may postpone the acceptance for payment of, or the payment for the Securities Packages tendered, subject to Rule 13e-4(f) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), if at any time after the date of this Offer to Purchase and prior to the time of acceptance for payment of, or payment for, the Securities Packages tendered, any of the following conditions exist:

          a preliminary injunction or permanent injunction or other order of any court which prevents the acceptance of or payment for Securities Packages tendered pursuant to the Offer to Purchase has been issued and remains in effect; or

          there is instituted, pending, or threatened any action or proceeding by any governmental authority or agency, or by any other person challenging the Offer to Purchase, the acceptance of or payment for Securities Packages tendered, or could otherwise have a material adverse effect on the Company, its financial condition, business or assets; or

          there is any action taken or threatened, or approval or consent withheld, or statute, rule or regulation proposed, enacted, amended or deemed to be applicable to the Offer to Purchase or the Company by any governmental authority or agency which in the Company's sole judgment (i) make the acceptance of or payment for Securities Packages tendered illegal, or otherwise restrict or prohibit consummation of the offer, or (ii) have a material adverse effect on the Company, its financial condition, business or assets.

     All of the foregoing conditions are for the Company's benefit, and any determination by the Company concerning the events described above, or determination to assert or waive such conditions shall be made by the Company and such determination will be final and binding on all parties.

Participation By The Company's Management

     As of the close of business on the date of this Offer to Purchase, the executive officers and directors of the Company, as a group, do not own any shares of Series E Stock or any Warrants. Accordingly, none of the Company's executive officers and directors will participate in the Offer to Purchase.

     While it is not anticipated that any of the Company's executive officers and directors will participate in the Offer to Purchase, Laurence Osterwise, the Company's President and Chief Executive Officer, may invest $200,000 in the Company pursuant to the Private Placement (as defined and described in "Source and Amount of Funds" below). Mr. Osterwise's investment is contingent on the Private Placement first raising a minimum of $1,500,000 (exclusive of Mr. Osterwise's potential investment), although Mr. Osterwise may waive such contingency in his sole discretion. In addition, other Company directors may invest in the Private Placement.

Source and Amount of Funds

     The total amount of funds required by the Company to consummate the Offer to Purchase is estimated to be approximately $2,210,964, assuming that the maximum number of Securities Packages eligible to be tendered are so tendered. The Company intends to fund the purchase of the Securities Packages and related expenses from two sources: (i) with proceeds from a private placement of Common Stock (the "Private Placement") and (ii) with proceeds from the exercise of an outstanding warrant to purchase Common Stock (the "Warrant Exercise").

     Private Placement. The Private Placement is in the process of being completed and is expected to be completed on or about August 20, 1999. The Private Placement consists of the sale of up to 23 units at a price of $100,000 per unit, with each unit consisting of 50,000 shares of Common Stock and a warrant to purchase 44,444 shares of Common Stock at an exercise price of $2.25 per share. The Private Placement is being undertaken in contemplation of the Offer to Purchase and the proceeds of the Private Placement, in the aggregate amount of up to $2,300,000 will be held by the Company in a segregated account to be used in connection with the repurchase of the Securities Packages. As of the date of the Offer to Purchase, the Private Placement has resulted in the sale of 7 units consisting of 350,000 shares of Common Stock and warrants to purchase 311,108 shares of Common Stock at an exercise price of $2.25 per share. To date, the Company has realized proceeds from the Private Placement in the aggregate amount of $700,000, including the contingent investment of Mr. Osterwise.

     In December 1998, the Company entered into an consulting agreement with Mr. George Griffin whereby he receives $5,000 per month, plus reimbursement for reasonable and actual expenses, and was granted a warrant to purchase up to 150,000 shares of Common Stock at $2.50 per share which warrant vests over time. Mr. Griffin provided consulting services to the Company in connection with the Private Placement for which he was not separately compensated. The agreement with Mr. Griffin is cancelable by the Company upon 30 days written notice.

     Warrant Exercise. In the event that the Private Placement does not yield an amount of money sufficient to fund the full Repurchase Price, the Company will fund the remainder of the Repurchase Price with proceeds of the Warrant Exercise. The Warrant Exercise was recently completed as follows:
Company warrant WC0249 (the "Outstanding Warrant") provided the holder with the opportunity to acquire 2,100,000 shares of Common Stock at any exercise price of $4.00 per share. In discussions with the holder of the Outstanding Warrant, the holder indicated a willingness to immediately exercise a portion of the Outstanding Warrant provided that the Company would agree to lower the exercise price from $4.00 to $1.75 per share. After considering the Company's need for working capital as well as the potential that additional funds (beyond funds raised in the Private Placement) may be needed to repurchase the Securities Packages, the Company's Board of Directors approved the adjustment to the exercise price on the Outstanding Warrant, the holder of the Outstanding Warrant exercised the Outstanding Warrant to acquire 1,142,858 shares of Common Stock and the Company realized $2,000,000 in proceeds from the Warrant Exercise. It is anticipated that a majority of the proceeds from the Warrant Exercise will be used for the Company's working capital needs.

Federal Backup Withholding

     Absent an exemption under applicable law concerning "backup withholding" of federal income tax, the Company will be required to withhold 31% of the gross proceeds otherwise payable to a Holder pursuant to the Offer to Purchase unless the Holder has provided his or her tax identification number, certifies that such number is correct, and certifies that such person is not subject to backup federal income tax withholding.

     Each tendering Holder should complete and sign the signature form and the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certifications necessary to avoid backup withholding.

Federal Income Tax Considerations for Tendering Holders

     The following summary is a general discussion of certain of the U.S. Federal income tax consequences relating to the sale of Securities Packages pursuant to this Offer.

     This summary does not purport to cover all aspects of Federal income taxation that may be relevant to Holders. In addition, certain Holders (including insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker dealers, or stockholders who have acquired their Units as compensation) may be subject to special rules not discussed below. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions now in effect, all of which are subject to change (any such changes may be retroactive so as to apply to transactions before the date changes are made). Also, unless otherwise stated, the discussion assumes that each of the constituent elements of the Securities Packages are capital assets within the meaning of Section 1221 of the Code in the hands of the Holder at all relevant times.

     No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service (the "Service"). The consequences of any particular Holder may differ depending on that Holder's circumstances and tax position. Furthermore, this summary does not discuss any aspects of state, local, foreign or other tax laws.

     Each Holder is urged to consult and rely on such Holder's own tax advisor with respect to such Holder tendering
Securities Packages pursuant to the Offer to Purchase.

     In General. A Holder's sale of the constituent elements of the Securities Packages (the shares of Series E Stock, and the Warrants) for cash pursuant to the Offer to Purchase will be a taxable transaction for Federal income tax purposes. A Holder who sells a Securities Package pursuant to the Offer to Purchase will be required to allocate the Repurchase Price between these constituent elements in proportion to their fair market values on the purchase date to determine the amount realized from the sale of each constituent element of the Securities Package. The amount realized on a sale of the Series E Stock will include any amount representing accrued but unpaid dividends.

     Sale of the Series E Stock. The tax consequences of the sale of the Series E Stock will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a Holder in connection with a sale of Series E Stock pursuant to the Offer to Purchase will depend on whether the sale is treated as an "exchange" or as a "dividend" for Federal income tax purposes.

     Under Section 302 of the Code, a sale of Series E Stock to the Company pursuant to the Offer to Purchase will, as a general rule, be treated as an "exchange" of the Series E Stock (rather than as a distribution by the Company with respect to the Series E Stock held by the tendering Holder) for Federal income tax purposes if the receipt of cash upon the sale: (i) is "substantially disproportionate" with respect to the Holder; (ii) is in "complete redemption" of the Holder's interest in the Company; or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. These tests (the "Section 302 tests") are explained more fully below. Notwithstanding the foregoing, if the Company were determined to be a "collapsible corporation," a Holder's gain would be taxable as ordinary income, rather than capital gain. Because of its operating history, the nature of its assets and other factors, the Company believes that it is not a "collapsible corporation."

     If any of the Section 302 tests are satisfied so that the sale of the Series E Stock is treated as an "exchange" rather than a dividend distribution for Federal income tax purposes, a tendering Holder will recognize capital gain or loss equal to the difference between the amount of cash received by the Holder in respect of the Series E Stock (including the principal amount of the Series E Stock, any accrued but undeclared and unpaid dividends on that stock and an allocable share of any premium) pursuant to the Offer to Purchase and the Holder's tax basis in the shares of Series E Stock sold pursuant to the Offer to Purchase. Therefore, if any of the
Section 302 tests would be satisfied, a tendering Holder may wish to take into account the various tax bases and holding periods of such Holder's Series E Stock, if such characteristics are not uniform, in determining which share(s) to tender so as to minimize the amount of the Holder's taxable gain or to maximize the portion of the gain or loss which would be capital gain or loss.

     In determining whether any of the Section 302 tests are satisfied, it is important to understand that a Holder must take into account not only stock actually owned by the Holder, but also stock that is considered as being owned by the Holder ("constructive ownership") pursuant to Section 318 of the Code. Under Section 318, a Holder is deemed to own stock actually owned, and in some cases stock constructively owned, by certain related individuals and entities in which the Holder has an interest, or, in the case of Holders that are entities, by certain individuals or entities that have an interest in the Holder, as well as any stock the Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

     One of the following Section 302 tests generally must be satisfied in order for the sale of Series E Stock pursuant to the Offer to Purchase to be treated as an "exchange" for Federal income tax purposes, rather than as a dividend distribution:

                 i.   Substantially Disproportionate Test.
The receipt of cash by a Holder will be "substantially disproportionate" with respect to the Holder if: (1) the Holder owns less than 50% of the total combined voting power of all classes of stock immediately following the exchange of Series E Stock; and (2) the percentage of the outstanding voting stock of the Company, actually and constructively owned by the Holder immediately following the exchange of Series E Stock pursuant to the Offer to Purchase (treating Series E Stock acquired by the company pursuant to the Offer to Purchase as not outstanding), is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the Holder immediately before the exchange (treating Series E Stock acquired by the Company pursuant to the Offer to Purchase as outstanding). No distribution will be treated as substantially disproportionate unless the Holder's actual and constructive ownership of the common stock (whether voting or nonvoting) of the Company, owned by the Holder immediately following the exchange of the Series E Stock also meets the 80% requirement discussed above.

                 ii.  Complete Redemption Test.  The receipt
of cash by a Holder will be in "complete redemption" of the Holder's interest if either (i) all of the stock of the Company that is actually and constructively owned by the Holder is sold pursuant to the Offer to Purchase or (ii) all of the stock of the Company actually owned by the Holder is sold pursuant to the Offer to Purchase, the Holder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the Holder in accordance with the procedures described in Section 302(c)(2) of the Code, the Holder does not have any other interest (including an interest as an officer or employee) in the Company (other than as a creditor), and does not acquire such interest within 10 years from the date of distribution, other than stock acquired by bequest or inheritance. The waiver of constructive ownership as described above is permitted only in the case of constructive ownership of stock held by family members.

               iii. Not Essentially Equivalent to a Dividend Test. If the receipt of cash by a Holder fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete redemption" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a Holder will be "not essentially equivalent to a dividend" if the Holder's exchange of Series E Stock pursuant to the Offer to Purchase results in a "meaningful reduction" of the Holder's proportionate interest in the Company. Whether the receipt of cash by a Holder will result in a meaningful reduction of the Holder's proportionate interest will depend on the Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publically held corporation is nominal (an interest of less than 1% may satisfy this requirement) and who exercises no control over corporate affairs should constitute a "meaningful reduction." It may be possible for a tendering Holder to satisfy one of the above three tests by contemporaneously in accordance with a plan, selling or otherwise disposing of all or some of the stock in the Company that is actually owned (or by causing another person to sell or otherwise dispose of all or some of the Stock in the Company that is constructively owned) by such Holder pursuant to the Offer to Purchase. Correspondingly, a tendering Holder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of stock by such Holder or by some person or entity whose stock would be treated as constructively owned by such Holder.

     The Section 302 tests are highly complex and as to certain issues there is an absence of authority. Therefore, in applying these tests, and the various rules relating to them, Holders should consult with and rely upon their own tax advisors.

     If one of the Section 302 tests applies so that the purchase by the Company of the Series E Stock is treated as an "exchange" taxable as a capital gain (or loss), any such gain will be taxed at capital gains tax rates. Generally, in the case of non-corporate Holders, if the shares of Series E Stock sold to the Company were "held" for more than 12 months, any capital gain will be taxed at a maximum Federal income tax rate of 20%. If the shares of Series E Stock sold to the Company have not been "held" for more than one year, the gain will be taxed at ordinary income tax rates (see discussion below). Capital gains of corporations are taxable at a maximum federal income tax rate of 35%.

     If none of the Section 302 tests is satisfied and if the Company has sufficient "earnings and profits" (as that term is used in Section 316(a) of the Code), a tendering Holder may be treated as having received a dividend includable in gross income in an amount equal to the entire amount of cash received by the Holder in respect of the Series E Stock (including the principal amount of the Series E Stock, any accrued but undeclared and unpaid dividends on that stock and an allocable share of any premium) pursuant to the Offer to Purchase. This amount would not be reduced by the Holder's tax basis in the Series E Stock exchanged pursuant to the Offer to Purchase, and (except as described below for corporate Holders eligible for the dividends- received deduction) the Holder's tax basis in those shares of Series E Stock would be added to the Holder's tax basis in his or her remaining Series E Stock. Dividend income is generally taxable to non-corporate taxpayers at a maximum Federal income tax rate of 39.6% (although income at certain levels may be subject to a higher effective rate owing to the phase-out of personal exemptions and certain itemized deductions) and to corporations at a maximum Federal income tax rate of 35% (although income at certain levels may be subject to a higher effective rate owing to phase-out of the 15% and 25% brackets). As discussed below, a corporate Holder that is treated as receiving a dividend may be allowed a dividends-received deduction. Any cash received for Series E Stock pursuant to the Offer to Purchase as a dividend distribution but which is in excess of the Company's "earnings and profits" will be treated, first, as a non-taxable return of capital to the extent of the Holder's basis for such Holder's Series E Stock, and, thereafter, as a capital gain to the extent it exceeds such tax basis.

     Upon receipt of a dividend from the Company, a corporate Holder who owns less than 20% of the stock of the Company (based on both vote and value) generally is eligible for a dividends-received deduction equal to 70% of the amount of the distribution, subject to certain applicable limitations.

     In addition, any amount received by a corporate Holder that is treated as a dividend may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Generally, that section requires a corporate shareholder to reduce the tax basis of its shares in a corporation by the portion of the dividend eligible for the dividends-received deduction and, if such portion (the "non-taxed portion") exceeds the shareholder's adjusted tax basis for the Series E Stock, to treat any such excess as gain from the sale of Series E Stock. In addition, if the distribution in redemption is treated as a dividend because of the application of the rules providing for constructive ownership of stock subject to an option, gain will be recognized to the extent the non-taxed portion of any such "dividend" exceeds the adjusted income tax basis in the redeemed Series E Stock. The term "extraordinary dividend" includes any dividend if the amount thereof exceeds the greater of 5% of the adjusted tax basis of the Holder's shares or 5% of the fair market value of the shares. For the purpose of determining the amount of dividends received, dividends received that have ex-dividend dates within the same period of 85 consecutive days of a dividend are aggregated. Further, if a taxpayer receives an aggregate amount of dividends in excess of 20% of the adjusted basis of the taxpayer's stock, such dividends having ex-dividend dates within the same period of 365 consecutive days, then such dividends also constitute "extraordinary dividends" and the taxpayer must reduce its basis under Section 1059 of the Code. Section 1059 applies only to stock that has not been held for more than two years before the dividend announcement date unless, among other things, the redemption is not pro rata to all shareholders or the rules relating to dividend treatment in a redemption resulting from the constructive ownership of stock subject to an option apply. Additionally, if a corporate shareholder is required under Section 1059 to reduce its stock basis, then the non-taxed portion of all dividend distributions within an 85 day or 365 day period referred to above, including regular dividend distributions by the Company, reduce the corporate shareholder's basis in the Series E Stock

     Sale of Warrants. The sale of the Warrants generally will be taxable transactions for Federal income tax purposes. Any such gain recognized by the Holders on a sale of Warrants will ordinarily be taxed at capital gains tax rates. Generally, in the case of non-corporate Holders, gains resulting from the sale of any of the Warrants to the Company which were "held" for more than 12 months, will be taxed at a maximum Federal income tax rate of 20%. Gains resulting from the sale of any of the 4.00 Warrants or 2.25 Warrants which were sold to the Company which were not "held" for more than one year, will be taxed at ordinary income tax rates. Gains resulting from the sale of any of the 4.00 Warrants or 2.25 Warrants by a corporate Holder to the Company, will be taxed at a maximum rate of 35%. The tax treatment of Warrants may be subject to special rules under Section 1234 of the Code and the regulations promulgated thereunder (e.g., treatment of gain that taxed as a dividend and limitations on the deductibility of losses). As indicated above, each Holder is urged to consult and rely on such Holder's own tax advisor with respect to such Holder tendering Warrants pursuant to the Offer to Purchase.

Miscellaneous

     Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Securities and Exchange Commission (the "Commission") an Issuer Tender Offer Statement on
Schedule 13E-4 which contains additional information with respect to the Offer to Purchase. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained at the Commission's public reference rooms at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The
Schedule 13E-4 is also available to the public from the Commission's website at "http://www.sec.gov". In addition, such schedule may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.